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                                                                 EXHIBIT (15)(f)


                              RULE 12b-1 AGREEMENT
                       RIVERSIDE CAPITAL MONEY MARKET FUND
                          RIVERSIDE CAPITAL EQUITY FUND
                       RIVERSIDE CAPITAL FIXED INCOME FUND
             RIVERSIDE CAPITAL TENNESSEE MUNICIPAL OBLIGATIONS FUND
                    SUN EAGLE U.S. TREASURY OBLIGATIONS FUND


         This agreement is made this 19 day of October, 1993, between The Sessions Group, an Ohio business trust (the "Group"), and The Winsbury Company Limited Partnership, an Ohio limited partnership ("Winsbury"), the Distributor of shares of beneficial interest ("Shares") of Riverside Capital Money Market Fund, Riverside Capital Equity Fund, Riverside Capital Fixed Income Fund, Riverside Capital Tennessee Municipal Obligations Fund and Sun Eagle U.S. Treasury Obligations Fund (collectively, the "Funds" and individually, a "Fund"), five series of the Group. In consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

         1. The Group hereby appoints Winsbury to render administrative and shareholder support services to each of the Funds and their shareholders. Administrative and shareholder support services may include, but are not limited to, processing purchase and redemption transactions; maintaining shareholder relations; answering routine client inquiries regarding the Funds; assisting clients in changing dividend option, account designations and addresses; and providing such other services as the Funds may reasonably request. Winsbury represents that it is willing and possesses legal authority to provide the services contemplated by this Agreement without violation of any applicable laws.

         2. Winsbury agrees to release, indemnify and hold harmless the Funds and the Group from any and all direct or indirect liabilities or losses resulting from requests, directions, actions or inactions of or by Winsbury, its officers, employees or agents regarding the purchase, redemption, transfer or registration of Shares for accounts of Winsbury, its clients and shareholders of the Funds, or from any breach or default by Winsbury of any of its duties and obligations under this Agreement.

         3. The Group will pay Winsbury such fees as are set forth in Exhibit A hereto.

         4. Winsbury shall prepare such quarterly reports for the Group as shall reasonably be requested by the Group.

         5. No person is authorized to make any representations concerning a
Fund or its Shares except those contained in the current prospectus of the Fund and any such information as may be officially designated as information supplemental to the prospectus.
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         6. This Agreement is a related agreement under the Group's Distribution and Shareholder Service Plan (the "Plan").

         7. This Agreement may be terminated at any time, without the payment of any penalty by the vote of a majority of the members of the Board of Trustees of the Group who are not interested persons of the Group and have no direct or indirect financial interest in the operation of the Plan or in any related agreements to the Plan or by a majority of the outstanding voting securities of the Group on not more than sixty (60) days written notice to the parties to this Agreement.

         8. This Agreement will terminate automatically in the event of its assignment as defined in the Investment Company Act of 1940, as amended, or upon the termination of the Distribution Agreement between the Group and Winsbury.

         9. The Group is a business trust organized under Chapter 1746, Ohio Revised Code and under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Sessions Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Group personally, but bind only the assets of the Group, as set forth in Section 1746.13(A), Ohio Revised Code, and all persons dealing with the Fund must look solely to the assets of the Group belonging to the Fund for the enforcement of any claims against the Group.

                                                 THE SESSIONS GROUP
                                                 1900 East Dublin-Granville Road
                                                 Columbus, Ohio  43229


Dated:  October __, 1993                         By
                                                   -----------------------------
                                                 Title
                                                      --------------------------


                                                 THE WINSBURY COMPANY LIMITED
                                                 PARTNERSHIP
                                                 1900 East Dublin-Granville Road
                                                 Columbus, Ohio 43229

Dated:  October __, 1993                         By   The Winsbury Corporation,
                                                          General Partner


                                                      By
                                                        ------------------------


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                                                      Title
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                       RIVERSIDE CAPITAL MONEY MARKET FUND
                          RIVERSIDE CAPITAL EQUITY FUND
                       RIVERSIDE CAPITAL FIXED INCOME FUND
             RIVERSIDE CAPITAL TENNESSEE MUNICIPAL OBLIGATIONS FUND
                    SUN EAGLE U.S. TREASURY OBLIGATIONS FUND



                     EXHIBIT A TO RULE 12b-1 AGREEMENT WITH
              THE WINSBURY COMPANY LIMITED PARTNERSHIP ("WINSBURY")



         The Group will pay Winsbury a monthly fee computed at the annual rate of 0.25% of the average aggregate net asset value of Shares of a Fund held during the period in accounts for which Winsbury provides services under the Rule 12b-1 Agreement.

         For the monthly period in which the Rule 12b-1 Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Rule 12b-1 Agreement is in effect during the period.